EXHIBIT 99.2
PRESS RELEASE

Contact:	Carole Collins
Investor Relations Director
770.248.9600

INTERCEPT ANNOUNCES APPOINTMENTS OF VICE CHAIRMAN AND CHIEF OPERATING OFFICER

ATLANTA, GA (September 12, 2002)—InterCept, Inc. (Nasdaq:ICPT), a leading provider of technology products and services for financial institutions and merchants, announced today the appointment of Boone A. Knox as Vice Chairman of its Board of Directors and the promotion of G. Lynn Boggs to Chief Operating Officer.

Vice Chairman Appointment

Mr. Boone A. Knox has served as an InterCept director since February 1998. He is currently the trustee of the Knox Foundation and also serves as a director of Cousins Properties, Inc. (NYSE: CUZ), a publicly held Atlanta based real estate company, and Equity Residential Properties Trust (NYSE: EQR), the largest publicly held real estate investment trust located in Chicago. Additionally, Mr. Knox was Chairman and CEO of Allied Bankshares Inc. (ABEA) until its merger with Regions Financial Corporation (NYSE: RF) in 1997 and was Chairman of Merry Land & Investment Corp. (Nasdaq: MRYP) until its merger with Equity Residential in 1998. Part of Mr. Knox’s responsibilities as Vice Chairman of InterCept’s Board of Directors will be to serve as chairman of the company’s independent directors. Regarding the appointment of Mr. Knox, John W. Collins, InterCept’s Chairman and Chief Executive Officer stated, “I am extremely pleased that Boone Knox has accepted the important position of Vice Chairman. As our Vice Chairman, Boone will play a critical role in the future growth of our Company. We have been proud to have him serve as a director of InterCept for the past four years and look forward to working with him in his new capacity as Vice Chairman.”

Executive Promotion

In addition, G. Lynn Boggs has been promoted to InterCept’s Chief Operating Officer (COO). Mr. Boggs has been President of InterCept since February 2002. Prior to joining InterCept, he served as Chief Executive Officer of Towne Services, Inc. and as Senior Vice President of The Bankers Bank, headquartered in Atlanta. As COO of InterCept, Mr. Boggs will oversee InterCept’s day-to-day operations and will assist in the company’s overall strategic guidance. Commenting on Mr. Boggs’ appointment, Mr. Collins stated, “I am very excited to announce the promotion of Lynn Boggs to Chief Operating Officer. Since assuming the position of President in February 2002, Lynn has demonstrated outstanding leadership skills. Due to his extensive experience in the financial services industry and overall operational expertise, we are confident that Lynn will do an outstanding job in his enhanced role,” Collins concluded.

About InterCept

InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technological and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, ATM and debit card processing, merchant processing, data communications management, and related products and services. For more information about InterCept, visit www.intercept.net or call 770.248.9600.

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